Exhibit 99.1

RETIREMENT AND TRANSITION AGREEMENT

This RETIREMENT AND TRANSITION AGREEMENT (“Agreement”) is effective as of the last date signed by the parties hereto (the “Effective Date”) and is entered into by and between RETROPHIN, INC., a Delaware corporation (the “Company”) and MARGARET VALEUR-JENSEN, Ph.D. (“Executive”).

WHEREAS, Executive and Company entered into that certain Employment Agreement dated March 3, 2015 (the “Employment Agreement”), which is attached hereto as Exhibit A; and

WHEREAS, Executive desires to retire her employment with Company in a manner that will afford Company adequate time to secure, and the parties adequate time to transition, Executive’s replacement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Executive and Company agree as follows:

1. Separation of Employment.

(a)	Executive shall resign her employment as General Counsel with the Company upon the Company’s hire of and successful transition to, a new General Counsel; provided, however, that Executive’s retirement shall be no later than December 31, 2016 (the “Retirement Date”). Executive’s Base Salary (as defined in the Employment Agreement) through the Retirement Date shall be at the same rate as her Base Salary on the date hereof; provided, however, that Executive shall be eligible for an increase to her Base Salary, as determined and approved by the Board in its discretion, effective March 1, 2016. Executive understands and agrees that she is not eligible to receive a performance-based equity grant in 2016. Executive’s salary and benefits shall end on the Retirement Date, as does any entitlement she might have under any Company-provided benefit program, except as required by federal or state law or as otherwise described below.

(b)	Until the Retirement Date, Executive agrees her employment with the Company shall be at-will, and she will use her best efforts to discharge her duties and responsibilities in such capacity and to act subject to the direction of the Company’s Board of Directors. Executive specifically acknowledges that such duties shall include assisting in the transition of her duties and responsibilities as directed.

(c)	If the Company terminates Executive’s employment without “cause” (as defined in the Employment Agreement) prior to the Retirement Date, then provided Executive signs a Confidential Settlement Agreement and Release of All Claims, Executive shall receive the following: (i) a lump sum payment of her Base Salary (less applicable taxes and withholdings) from the date her employment with the Company ends (“Termination Date”) and the Retirement Date; (ii) a lump sum (less applicable taxes and withholdings) constituting payment for the 2016 annual incentive bonus at Target; provided, however, that if the Termination Date occurs before Executive receives payment for the 2015 annual incentive bonus, Executive shall also receive a lump sum (less applicable taxes and withholdings) constituting payment for the 2015 annual incentive bonus at Target and (iii) the RSU Award will vest as set forth herein. If the Company terminates Executive’s employment with “cause” (as defined in the Employment Agreement) prior to the Retirement Date, or Executive resigns employment for any reason prior to the Retirement Date, then she shall only be entitled to receive the payments in paragraph 1(d) below.

(d)	Nothing in this Agreement adversely affects any right Executive may have to: (i) base wages earned by Executive through the Retirement Date or Termination Date, whichever comes first, and Executive shall be paid all such wages regardless of whether Executive signs this Agreement; (ii) earned, unused vacation, which will be paid provided in accordance with Company policy; (iii) reimbursement for approved business expenses incurred by Executive through the Retirement Date for which Executive has not been reimbursed; (iv) continued participation in the Company’s medical, dental, life insurance, retirement, and benefit, and that Executive shall receive any and all benefits due to Executive upon termination of employment in accordance with the terms of such plans and Company’s policies.

2. Additional Compensation and Benefits. The Company shall pay or provide Additional Compensation and Benefits as follows:

(a)	Executive will be eligible to receive an annual incentive bonus for calendar years 2015 and 2016, in accordance with Article 3.2 of the Employment Agreement. Provided, however, that any annual incentive bonus for calendar year 2016 shall be prorated by a fraction, the numerator being the number of full months Executive is actively employed during calendar year 2016 through the Retirement Date, and the denominator being 12. It is understood and agreed that Executive need not be employed by the Company on the payout date of the 2016 incentive bonus to be eligible to receive it. Rather, Executive shall be eligible for a payment in accordance with the terms of this Agreement.

(b)	Subject to approval by the Company’s Compensation Committee, and provided Executive executes a Release Agreement as detailed in this paragraph below, the Company will grant Executive a total of 50,000 Restricted Stock Units (“RSU Award”), pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan”). The RSU Award will be otherwise subject to the terms and conditions of the Plan and the applicable restricted stock unit award grant agreement. The RSU Award will vest in two tranches as follows: (i) the initial tranche of 25,000 RSUs will vest on the earlier of the date the Company’s litigation with its former CEO is resolved or December 31, 2016; and (ii) the second tranche of 25,000 RSUs will vest on the earlier of the successful transition of Executive’s duties to the Company’s new General Counsel or the Retirement Date, if no successor General Counsel is identified by that date. As a further condition of the RSU Award grant, Executive agrees to execute a full release of all claims (“Release Agreement”) in a form acceptable to the Company, with terms substantially similar to those contained in Exhibit B, on receipt of the RSU Award grant and upon vesting of the second tranche.

3. No Additional Benefits. Executive acknowledges that, except as set forth in this Agreement, the Company does not have, and will not have, any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in Section 2 of this Agreement. Executive agrees that some of the payments and benefits described in this Section 2 are not required under the Company’s normal policies and procedures, and they provide adequate consideration for this Agreement. Specifically, and without limitation, Executive waives all right or eligibility for separation pay or Severance Benefits as defined and provided in the Employment Agreement. Moreover, while Executive will continue to vest in her current stock options in accordance with the Plan through the Retirement Date, Executive understands and agrees that she will not be eligible to receive any additional equity award, other than the RSU Award referenced in Section 2(b) above.

4. Post-Retirement Consultation. Nothing in this Agreement shall preclude Executive and the Company from entering into a consultancy agreement after the Retirement Date, to the extent the Company wishes to retain limited services of the Executive. The terms and conditions of any such consultancy shall be governed by the applicable consultancy agreement. During the period of post-retirement consultancy, Executive will continue to vest in any previously granted yet unvested (as of the Retirement Date) stock options, pursuant to the terms of the Plan.

5. Reliance; Complete Agreement; Modification. Executive and the Company acknowledge that in executing this Agreement they have not relied on any statements, promises or representations made by the other party except as specifically memorialized in this Agreement. This Agreement and the Employment Agreement constitute the complete agreement of the parties on or in any way related to the subject matter addressed herein. Additionally, this Agreement supersedes and voids the Employment Agreement to the extent the Employment Agreement requires the payment of any post-termination of employment pay or benefits to Executive, except as otherwise stated in this Agreement. To the extent any provision in the Employment Agreement is inconsistent with a term or condition of this Agreement, the parties agree this Agreement shall govern and supersede the Employment Agreement. Following the Retirement Date, the Employment Agreement shall be null and void. This Agreement cannot be modified or rescinded except upon the written consent of both Executive and the Company.

6. Severability. If any provision of this Agreement is held to be unenforceable, such provision shall be considered to be distinct and severable from the other provisions of this Agreement, and such unenforceability shall not affect the validity and enforceability of the remaining provisions. If any provision of this Agreement is held to be unenforceable as written but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7. Governing Law; Venue. The Company and Executive agree that the law of the State of California without regard to conflicts of law principles shall exclusively govern any disputes between the parties, including but not limited to, the validity, interpretation, and effect of this Agreement, as well as any other disputes arising out of or relating to the employment of Executive by the Company and Executive work for the Company. In the event of any dispute between them, including, but not limited to any disputes arising out of this Agreement, Executive’s employment with the Company and work for the Company, the parties agree to exclusive, mandatory and sole jurisdiction and venue in San Diego, California. The Parties hereby waive all challenges to personal jurisdiction and venue of such courts, including, but not limited to, the claim or defense that such courts or locale constitute an inconvenient forum.

8. No Assignment/Binding on Successors. Executive may not assign, pledge or encumber her interest in this Agreement or any part thereof. This Agreement shall be binding upon and inure to the benefit of the parties, their respective heirs, officers, directors, parents, subsidiaries, successors in interest, and assigns, whether by merger, consolidation, or otherwise, and upon and to the benefit of present and future affiliated and subsidiary companies.

9. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

10. Headings. The headings in this Agreement are for reference purposes only, and do not form a part of this Agreement.

11. Representations and Warranties. Each of the undersigned acknowledges that she/it (a) has read and fully understands all the terms and conditions of this Agreement, (b) has had sufficient time to consider this Agreement and to consult about it with an attorney, and (c) is signing it knowingly, voluntarily and willingly. This Agreement is effective once signed by all the parties and can be executed in multiple identical counterparts and via email and fax.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date specified below.

Date: February 1, 2016	/s/ Margaret Valeur-Jensen
Margaret Valeur-Jensen

RETROPHIN, INC.

/s/ Stephen Aselage
Name: Stephen Aselage
Title: Chief Executive Officer